Exhibit 99.1

Directors, Executive Officers and Corporate Governance.

Directors of the Company

The Third Amended and Restated Certificate of Incorporation (the Certificate of Incorporation) of Pharmasset, Inc. (the Company, we or us) divides our board of directors into three classes, Class I, Class II, and Class III, with members of each class holding office for staggered three-year terms. On March 17, 2010, Fredric D. Price resigned as a Class III Director, leaving us with seven members of our board of directors and only one Class III Director. Upon the recommendation of the Nominating and Corporate Governance Committee of our board and in accordance with our Certificate of Incorporation and our Second Amended and Restated Bylaws, as amended (our Bylaws), on March 18, 2010 the board unanimously approved a reduction in its size from eight to seven members, and also approved a realignment of its director classes by accepting Michael K. Inouye’s resignation as a Class I Director and appointing him as a Class III Director. On January 18, 2011, G. Steven Burrill resigned as a Class II Director, leaving us with six members of our board of directors. Biographical information (current as of December 31, 2010) for all of our directors is provided below. There are no family relationships between any of our directors and executive officers.

Class I Directors — Terms Expire at the 2011 Annual Meeting

William J. Carney, 73, has served as a member of our board of directors since June 2004. Professor Carney also served as a member of the board of directors of our predecessor company, Pharmasset, Ltd., from November 2000 to June 2004. Professor Carney is a professor of corporate law at Emory University in Atlanta, Georgia. Prior to joining the Emory University faculty in 1978, Professor Carney was a professor of law at the University of Wyoming and a partner in the Denver law firm of Holland & Hart. Professor Carney has served as chair of the Corporate Code Revision Committee and as a member of the Executive Committee of the Corporate Section of the State Bar of Georgia. He is the author of two leading casebooks on mergers and acquisitions and corporate finance, and more than 50 articles and book chapters on related topics. Professor Carney received his B.A. and L.L.B. from Yale University. Our board of directors considered Professor Carney’s extensive legal experience, particularly his experience in corporate law, his service as Chair of our Nominating and Corporate Governance Committee, and his knowledge of developments in corporate governance and compliance standards, in determining that Professor Carney should serve as one of our directors in light of our business and structure.

P. Schaefer Price, 48, is a member of our board of directors and is our President and Chief Executive Officer and has been with Pharmasset since June 2004. From September 2002 to June 2004, Mr. Price served as an Executive in Residence at Bay City Capital, a venture capital firm for which he provided advice to portfolio companies and assisted with due diligence for investment opportunities. From January 1997 until July 2001, Mr. Price was the President of PowderJect Vaccines, the vaccine subsidiary of PowderJect Pharmaceuticals PLC (LSE: PJP). Under his leadership, PowderJect’s vaccine business grew from a small research group into the world’s sixth largest vaccine company prior to its acquisition by Chiron Corporation. Mr. Price has also served as a Vice President at the merchant bank of Burrill & Craves and Assistant to the President at Berlex Biosciences. Mr. Price received a B.S. in Molecular Biology from the University of Wisconsin — Madison and an M.B.A. from the University of Minnesota. Our board of directors considered Mr. Price’s outstanding operational and leadership skills demonstrated as our President and CEO, combined with his ability to foster a strong management team capable of developing and marketing our product candidates, in determining that Mr. Price should serve as one of our directors in light of our business and structure.

Class II Directors — Terms Expire at the 2012 Annual Meeting

Elliot F. Hahn, Ph.D., 66, has been a member of our board of directors since August 2000. Dr. Hahn is the Executive Chairman of Accu-Break Pharmaceuticals, Inc., a developer and provider of tablet technologies to the pharmaceutical industry, where he previously served as the President from October 2004 through December 2007 and as Chairman from January 2008 through March 2009. Dr. Hahn was a co-founder of Andrx Corporation and served as Chairman Emeritus from March 2003 until its acquisition in November 2006. Dr. Hahn was Andrx Corporation’s President from February 1993 until March 2003, Chief Executive Officer from October 2001 until June 2002, and Chairman of the Board of Directors from June 2002 through March 2003. From June 1990 until February 1993, Dr. Hahn was Vice President for Scientific Affairs of IVAX and Vice President of Research at the pharmaceutical subsidiary of IVAX Corp., then a publicly traded pharmaceuticals company. Before joining IVAX, Dr. Hahn was an associate professor at The Rockefeller University, an assistant professor at Albert Einstein College of Medicine, and a member of the Institute for Steroid Research at Montefiore Hospital, all in New York City. Since 1988, he has been an adjunct Associate Professor at the University of Miami School of Medicine. He has authored or co-authored over sixty peer-reviewed scientific publications. Dr. Hahn serves as a member of the board of directors and as a member of the audit committee, compensation committee and governance and nominating committee of American BioCare, Inc., a public holding company focusing on investing in companies that provide specialized health care treatment services. Dr. Hahn also serves as a member of the board of directors of CyDex, a privately held pharmaceutical company. Dr. Hahn holds a B.S. with Honors in Chemistry from City College of New York and a Ph.D. in Organic Chemistry from Cornell University. Our board of directors considered Mr. Hahn’s extensive experience in the pharmaceutical industry, particularly his leadership experience serving as either a board member or senior executive at various small to medium size pharmaceutical companies, in determining that Mr. Hahn should serve as one of our directors in light of our business and structure.

Robert F. Williamson III, 45, has served as a member of our board of directors since August 2004. Mr. Williamson is currently involved in starting and assisting public and private companies through his consultancy, LaSalle Venture Advisers, which he founded in April 2002. He also currently serves as Executive Chairman of Strategic Enzyme Applications, Inc., a private company developing clean and renewable chemical manufacturing technologies. From March 2008 to March 2009, he was Director of Progen Pharmaceuticals Limited (NASDAQ: PGLA), a publicly traded Australian therapeutic oncology company. From April 2004 to May 2006, he was Chief Executive Officer and Director of Arriva Pharmaceuticals, Inc., a private respiratory and dermatology therapeutic development company. Arriva Pharmaceuticals filed for Chapter 11 protection under the federal bankruptcy laws on August 29, 2007, but has since emerged from bankruptcy. From May 2002 to April 2003, Mr. Williamson was President and Chief Operating Officer and Director of Eos Biotechnology, an antibody therapeutics company and, from July 1999 to March 2002, Chief Operating Officer of Pangea / DoubleTwist, Inc., a provider of genomic information and bioinformatics analysis technologies. Earlier, Mr. Williamson was a partner with The Boston Consulting Group, Inc., where his clients included pharmaceutical, medical device, health care, high technology, and energy companies. Mr. Williamson started his career as a research assistant for the Federal Reserve Board of Governors in Washington, D.C. He received a B.A. in Economics from Pomona College and an M.B.A. from Stanford Graduate School of Business. Our board of directors considered Mr. Williamson’s extensive operational, financial and administrative experience working with small companies, particularly his experience as a consultant to various small pharmaceutical companies and his service as Chair of our Compensation Committee, in determining that Mr. Williamson should serve as on of our directors in light of our business and structure.

Class III Directors — Terms Expire at the 2013 Annual Meeting

Herbert J. Conrad, 78, has served as a member of our board of directors since March 2008 and as Chairman of our board of directors since January 18, 2011. He is currently a director of Savient Pharmaceuticals, Inc. (NASDAQ: SVNT) and Celldex Therapeutics, Inc. (NASDAQ: CLDX) and serves on the Medical Advisory Board of Henry Schein Inc. (NASDAQ: HSIC). From 1960 to 1993, Mr. Conrad served in a variety of roles at F. Hoffmann LaRoche Ltd., including President of the U.S. Roche Pharmaceuticals Division and a Member of the executive committee and board of directors from 1982 through 1993. Each of the foregoing companies is in the pharmaceuticals industry. Mr. Conrad has been involved in a number of business, industry, academic, civic, and philanthropic organizations, and also served in the U.S. Army’s Medical Services Corps. Mr. Conrad earned his undergraduate and graduate degrees in Pharmacy from the Brooklyn College of Pharmacy. He also has received a Doctorate in Humane Letters (Honorary) from Long Island University. Our board of directors considered Mr. Conrad’s extensive experience in the pharmaceutical industry, particularly his many years of experience as President of Roche’s U.S. Pharmaceutical Division and as a member of the executive committee and board of directors, in determining that Mr. Conrad should serve as one of our directors in light of our business and structure.

Michael K. Inouye, 55, has been a member of our board of directors since June 2005. Mr. Inouye is currently a self-employed consultant to life sciences companies. Mr. Inouye served as Senior Vice President,

Corporate and Commercial Development of Pharmacyclics, Inc. (NASDAQ: PCYC) from May 2007 through February 2008. From March 2006 through February 2007, Mr. Inouye was Senior Vice President of Commercial Operations of Telik, Inc. (NASDAQ: TELK). From May 2005 through February 2006, Mr. Inouye was working as an independent pharmaceutical industry consultant. Mr. Inouye was a worldwide commercial operations executive at Gilead Sciences, Inc. (NASDAQ:GILD) from August 1995 to April 2005, where he led the global product launches of leading HIV therapeutics and hepatitis B virus therapeutics. Before joining Gilead Sciences, he served in sales and marketing and business development roles at Merck & Co. and American Home Products. Mr. Inouye received a B.S. in Food & Science Technology from the University of California at Davis and an M.B.A. from California State Polytechnic University, Pomona. Our board of directors considered Mr. Inouye’s extensive experience in the pharmaceutical industry, particularly his many years of experience as a commercial operations executive at various pharmaceutical companies, in determining that Mr. Inouye should serve as one of our directors in light of our business and structure.

Executive Officers of the Company

All of our executive officers are appointed annually and serve at the pleasure of our board of directors. The names, positions, ages, and background of our executive officers are set forth below. There are no family relationships between any of our directors and executive officers. None of the corporations or other organizations referred to below with which an executive officer has previously been employed or otherwise associated is a parent, subsidiary, or affiliate of the Company.

P. Schaefer Price, 48, is a member of our board of directors and is our President and Chief Executive Officer and has been with Pharmasset since June 2004. From September 2002 to June 2004, Mr. Price served as an Executive in Residence at Bay City Capital, a venture capital firm for which he provided advice to portfolio companies and assisted with due diligence for investment opportunities. From January 1997 until July 2001, Mr. Price was the President of PowderJect Vaccines, the vaccine subsidiary of PowderJect Pharmaceuticals PLC (LSE: PJP). Under his leadership, PowderJect’s vaccine business grew from a small research group into the world’s sixth largest vaccine company prior to its acquisition by Chiron Corporation. Mr. Price has also served as a Vice President at the merchant bank of Burrill & Craves and Assistant to the President at Berlex Biosciences. Mr. Price received a B.S. in Molecular Biology from the University of Wisconsin — Madison and an M.B.A. from the University of Minnesota.

Kurt Leutzinger, 59, has been our Chief Financial Officer since January 2005. From January 2004 to January 2005, Mr. Leutzinger was a consultant to Abgenix, Inc., a public biotechnology company acquired in 2005. From July 1997 to January 2004, Mr. Leutzinger was the Chief Financial Officer of Abgenix. From 1987 to 1997, Mr. Leutzinger was a private equity portfolio manager for General Electric Investments concentrating on early-stage investments in medical devices and biotechnology. Mr. Leutzinger’s prior experience includes mergers & acquisitions at Primerica and public accounting at Arthur Anderson & Co. Mr. Leutzinger is a C.P.A. and received a B.A. from Fairleigh Dickinson University and an M.B.A. from New York University.

M. Michelle Berrey, M.D., MPH, 44, has been our Chief Medical Officer since January 2007. From August 1999 to January 2007, Dr. Berrey served as Vice President, Viral Diseases, Clinical Pharmacology & Discovery Medicine at GlaxoSmithKline plc (NYSE: GSK), a global pharmaceuticals company. Dr. Berrey was most recently responsible for the early development and clinical strategy of Phase 1-2a studies for new targets against HIV, hepatitis viruses, and hepatic fibrosis at GlaxoSmithKline. Dr. Berrey received a Master of Public Health from Emory University and her M.D. from the Medical College of Georgia. She completed her Internship and Residency in Internal Medicine at the University of North Carolina, Chapel Hill, and she was a Senior Fellow in Infectious Disease Medicine at the University of Washington, Seattle, where she conducted research in HIV transmission and acute HIV infection.

Patrick T. Higgins, 53, is our Executive Vice President, Marketing and Sales and has been with Pharmasset since November 2007. He served as a consultant to Pharmasset starting in 2006 until his hire. From 1995 to 2006, Mr. Higgins was Vice President, Sales & Marketing, Virology at Hoffmann-LaRoche. Mr. Higgins was responsible for directing the development and implementation of marketing and sales plans for Roche’s global launch of Pegasys® and Copegus® for the treatment of chronic hepatitis C infection. Before joining Roche, Mr. Higgins served in advertising, sales, and marketing roles at Schering Corporation, where he was instrumental in developing Schering’s Oncology/Biotech group that launched Intron-A® for the treatment of chronic hepatitis. Roche and Schering are, or were, publicly traded pharmaceuticals companies. Mr. Higgins has over 25 years of pharmaceutical industry sales and marketing experience, including participation in 13 product launches. Mr. Higgins received a B.A. from Villanova University and a M.B.A from Seton Hall University.

Michael J. Otto, Ph.D., 62, is our Chief Scientific Officer and has been with Pharmasset since June 2004. Mr. Otto was with our predecessor company, Pharmasset, Ltd. from November 1999 to June 2004. From February 1998 to September 1999, Dr. Otto was an Associate Director of Anti-Infectives Clinical Research at Rhône-Poulenc Rorer, a global chemicals, pharmaceuticals, and consumer products company, where he was responsible for providing clinical development support for antiviral and antibacterial compounds. From 1994 to 1997, he served as the Vice President for Research and Development at Avid Therapeutics Inc. until its acquisition by Triangle Pharmaceuticals Inc. (NASDAQ: VIRS). Dr. Otto previously held positions at DuPont-Merck, DuPont and Sterling Drug. Dr. Otto serves as an Editor for Antiviral Chemistry & Chemotherapy. He has authored more than 85 scientific publications and is a named inventor on six patents and patent applications. Dr. Otto received a B.S. from Loyola University of Chicago and a Ph.D. in Medical Microbiology from The Medical College of Wisconsin.

Michael D. Rogers, Ph.D., 57, has been our Chief Development Officer since November 2007. From 2004 to 2007, Dr. Rogers served as Vice President, Division of Viral Diseases at GlaxoSmithKline, where he was responsible for antiviral discovery activities directed toward HIV and hepatitis C virus indications. From 2001 to 2004, Dr. Rogers served as Vice President, Antiviral Discovery Medicine at GlaxoSmithKline. Dr. Rogers has over 23 years of industry experience and has participated in all phases of antiviral and anti-infective drug development, including discovery, preclinical development, and phase 1, 2, 3, and 3b/4 clinical development programs. Dr. Rogers received his doctorate in medical parasitology and a Master of Public Health degree in medical microbiology from the University of North Carolina. He completed a postdoctoral fellowship in clinical microbiology at St. Jude Children’s Research Hospital in Memphis, Tennessee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our Common Stock to file with the Securities and Exchange Commission (SEC) initial reports of ownership and reports of changes in ownership of Common Stock. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during fiscal 2010 our officers, directors, and holders of more than 10% of our Common Stock complied with all Section 16(a) filing requirements, except with respect to two Forms 4 filed by William J. Carney, one Form 4 filed by each of Michael D. Rogers, Paul Lubetkin, our former Executive Vice President, General Counsel and Secretary, Steven Burrill, Michael K. Inouye, Elliot F. Hahn, Herbert J. Conrad, Robert F. Williamson III, Fredric D. Price, P. Schaefer Price, Michael J. Otto, Kurt Leutzinger and M. Michelle Berrey with respect to their 2010 annual stock option awards which were awarded on October 14, 2009, and one Form 5 filed by Mr. Fredric D. Price. Forms 4 were subsequently filed by Mr. Carney and by each of our Named Executive Officers and directors in connection with their 2010 annual stock option awards.

Code of Ethics and Business Conduct

Our board of directors has adopted a written Code of Ethics and Business Conduct that applies to our directors, officers, and employees, as well as corporate governance guidelines applicable specifically to the board. You can find links to these documents on our website, www.pharmasset.com under the “Corporate Governance” heading on the “Board of Directors” page. Disclosure regarding any amendments to, or any waivers from, a provision of our Code of Ethics and Business Conduct will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless posting such information on our website (www.pharmasset.com) is then permitted by the rules of The NASDAQ Stock Market, LLC (NASDAQ).

Audit Committee

Our board of directors has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (Exchange Act). The Audit Committee of our board of directors consists of Robert F. Williamson III (Chair), Herbert J. Conrad, and William J. Carney. Effective March 18, 2010, Mr. Carney was elected to serve as a member of the Audit Committee by the board of directors, filling the vacancy left by the resignation of Fredric D. Price from the board of directors on March 17, 2010. On January 18, 2011, Mr. Conrad was elected to serve as a member of the Audit Committee by the board of directors, filling the vacancy left by the resignation of G. Steven Burrill from the board of directors and Mr. Williamson was elected as the Chairman of the Audit Committee. Our board of directors has determined that each member of the Audit Committee is an “independent director” as such term is defined under the rules and regulations promulgated by the SEC and NASDAQ. In addition, our board has determined that Robert F. Williamson III qualifies as an “audit committee financial expert” under SEC rules and regulations and possesses financial sophistication in accordance with NASDAQ requirements.

Executive Compensation.

Compensation Discussion and Analysis

Compensation Objectives

The primary objective of our executive compensation program is to attract, retain, motivate, and reward top quality personnel capable of driving our success. In setting executive compensation, our board of directors’ objectives are to tie the total compensation package of our six executive officers (listed in the Summary Compensation Table below and hereinafter referred to as our Named Executive Officers) to the achievement of corporate and individual performance objectives, and to align each Named Executive Officer’s incentives with the creation of stockholder value. To achieve these objectives, our board of directors has implemented and maintained compensation plans that tie a substantial portion of each Named Executive Officer’s overall compensation to our research, clinical, regulatory, business development, and operational performance. Our human resources group and the Compensation Committee of our board of directors assist our board in implementing these compensation plans by reviewing and recommending compensation programs and levels for our Named Executive Officers for approval by the board.

Compensation Processes

Our board of directors established a Compensation Committee that is responsible for, among other things, reviewing and recommending to our board of directors the compensation programs for our Named Executive Officers. Our management makes recommendations to the Compensation Committee regarding compensation levels after reviewing publicly available compensation data and subscription compensation survey data published by Radford in its Radford Global Life Sciences Survey for national and regional companies in the life sciences industry (collectively, the Survey Data). We believe that the Survey Data provides the Compensation Committee with an appropriate starting point for ultimately recommending the compensation of our Named Executive Officers because the companies represented in the Survey Data have similar organizational structures and tend to compete with us for executives and other employees. In addition to the full set of Survey Data, management typically gathers and provides the Compensation Committee with a subset of data from Radford or publicly available sources about companies with a similar number of employees and that are at a similar stage of development. In addition, in 2010, the Compensation Committee engaged Radford to provide an independent compensation analysis relating to Named Executive Officer compensation (the Radford Analysis). The Radford Analysis included providing a new group of 17 peer companies (since eight of the 21 peer companies used in fiscal 2009 no longer had market capitalizations similar to ours and four new companies were added since they have a similar employee size, market capitalization, and are at a similar stage of development) for reviewing and recommending compensation of our Named Executive Officers for fiscal 2011. The Radford Analysis and the Survey Data were used as references to evaluate and recommend compensation packages for our Named Executive Officers. In addition, from time to time the Compensation Committee has engaged Radford to assist us with developing our compensation packages (or certain features thereof) or to address certain compensation issues. The Compensation Committee may engage Radford or other compensation consultants in the future as the need arises.

The following peer companies (Peer Companies) were evaluated in connection with the determination of compensation packages for our Named Executive Officers, including our Chief Executive Officer, for the 2011 fiscal year:

•	Allos Therapeutics

•	Alnylam Pharmaceuticals

•	Ardea Biosciences

•	Ariad Pharma

•	Cadence Pharmaceuticals

•	Geron

•	InterMune, Inc

•	Medivation

•	Micromet

•	Momenta

•	NPS Pharmaceuticals

•	Optimer Pharmaceuticals

•	Idenix Pharmaceuticals

•	Incyte Corporation

•	Pharmacyclics

•	Targacept

•	Theravance

The Peer Companies were chosen because they are similarly situated in terms of employee size and market capitalization, and are at a similar stage of development, or were included to provide historical continuity because they were on earlier lists of peer companies evaluated by the Compensation Committee in making compensation decisions for prior fiscal years.

Prior to fiscal 2011, our board of directors utilized a pay-for-performance compensation philosophy that targeted the 50th percentile of the Survey Data and the Radford Analysis, subject to adjustments determined in the subjective judgment of the Compensation Committee or our board of directors to reflect the following factors:

•	the individual’s particular background and circumstances, including training and prior relevant work experience;

•	the individual’s history of, or potential for, extraordinary performance;

•	comparison to our other executives having similar levels of expertise and experience, even if employed in different positions; and

•	uniqueness of industry skills, our relative need for an executive with those skills and the supply of individuals with the necessary skills.

Based on a compensation analysis completed by Radford in 2009 and an analysis of peer companies used in 2009, the Compensation Committee increased our target to the 75th percentile in order to maintain our ability to attract and retain qualified managers and employees. This new target will be phased in over a five year period beginning in fiscal 2011. Therefore, for fiscal 2011, the Compensation Committee targeted the 55th percentile of the Survey Data and Radford Analysis, subject to adjustments determined in the subjective judgment of the Compensation Committee or board of directors as listed above. In making compensation recommendations, the Compensation Committee considers the competitiveness of compensation both in terms of individual pay elements and the aggregate compensation package and may revise such targets in the future as market conditions warrant.

Performance Objectives

Our compensation program is comprised of three primary components: base salary, annual incentive compensation and equity-based awards as described below. Each component of the compensation of each of our Named Executive Officers takes into account our corporate performance and a subjective evaluation of each officer’s individual performance. We call this our Annual Performance Management Program. Annual performance objectives for the Company and each Named Executive Officer are determined and set forth in writing at the beginning of each fiscal year. Corporate objectives are proposed by management and approved by the Compensation Committee for recommendation to our full board of directors at the beginning of each fiscal year. These objectives target the achievement of specific research, clinical, regulatory, business development, and financial and operational milestones. The individual performance objectives for each Named Executive Officer (excluding our Chief Executive Officer) are proposed by each Named Executive Officer for their respective area(s) of responsibility and are reviewed and approved by our Chief Executive Officer. Individual performance objectives relate to contributions the Named Executive Officer is expected to make and corporate goals he/she is expected to achieve. The individual performance objectives for our Chief Executive Officer are the same as our corporate objectives with the additional objective of assuring the achievement of individual performance objectives of the other Named Executive Officers. The Compensation Committee believes that using a performance-based metric to determine all aspects of compensation of our Named Executive Officers is appropriate for a company at Pharmasset’s stage of development.

The corporate objectives are grouped and each group is weighted as part of the Compensation Committee’s recommendation to our board of directors. The individual performance objectives of the Named Executive Officers are designed to support the corporate objectives and to enable the Chief Executive Officer and the Compensation Committee to evaluate the performance of each Named Executive Officer.

During the last month of a completed fiscal year and the first month of the next fiscal year, our Chief Executive Officer, our human resources group and the Compensation Committee assess the achievement of our corporate objectives and the individual objectives of our Named Executive Officers (excluding our Chief Executive Officer) and evaluate the performance of each Named Executive Officer (excluding our Chief Executive Officer) for the completed fiscal year for the purpose of recommending eligibility for, and the level of, any salary increase, bonus compensation, and equity-based award(s). In the case of our Chief Executive Officer, his individual performance evaluation is conducted by the Compensation Committee. Following the assessments, evaluations and the review of the Survey Data and any other comparison compensation data, the Compensation Committee makes recommendations to our board of directors regarding salary adjustments, annual incentive compensation, and equity-based award(s) for each our Named Executive Officers. Annual base salary increases and incentive compensation targets for fiscal year 2011 were effective the first day of the new fiscal year. At the conclusion of the performance and compensation review for fiscal 2010, the Compensation Committee believes that all Named Executive Officers are approximately at the 55th percentile, as represented by the Survey Data and the Radford Analysis, except for Dr. Berrey, who is at approximately the 25th percentile of Chief Medical Officers in such data, based solely on Dr. Berrey’s years of experience in the role of Chief Medical Officer.

2010 Performance

At the beginning of fiscal 2010, our corporate objectives were as follows:

•	progress clinical development of RG7128 and PSI-7977 (formerly PSI-7851);

•	commence clinical development of PSI-938 and progress preclinical development of PSI-661 (formerly PSI-879);

•	continue research efforts to identify new product candidates;

•	maintain an appropriate level of capitalization; and

•	progress potential strategic collaborations with third parties regarding commercial rights to product candidates or other intellectual property.

Key individual performance objectives for our Named Executive Officers for fiscal 2010 included:

Executive	Position	Key 2010 Individual Objectives

P. Schaefer Price	President and CEO	• Our corporate objectives are also the individual objectives of our Chief Executive Officer • Assure achievement of individual performance objectives of the other Named Executive Officers

Kurt Leutzinger	Chief Financial Officer	• Maintain appropriate levels of capital • Increase investor interest in Pharmasset • Document and maintain effective internal control over financial reporting

M. Michelle Berrey	Chief Medical Officer	• Progress, monitor, analyze, and report clinical data from PSI-7977 (formerly PSI-7851), PSI-938, and PSI-661 (formerly PSI-879) programs • Progress clinical studies of RG7128

Paul Lubetkin (1)	Former Executive Vice President, General Counsel, and Secretary	• Supervise, draft, and negotiate commercial, securities, and other agreements • Supervise litigation matters • Manage and develop compliance programs and plans

Michael J. Otto	Chief Scientific Officer	• Progress hepatitis C (HCV) research including investigational new drug (IND) plan and enabling studies, lead identification process, and initiating drug discovery efforts on novel target(s)

Michael D. Rogers	Chief Development Officer	• Manage progress of preclinical and clinical development of PSI-7977 (formerly PSI-7851), PSI-938, and PSI-661 (formerly PSI-879) programs

(1)	On November 15, 2010, Mr. Lubetkin departed from the Company.

In addition, the Named Executive Officers and the Company had other, more specific and less material, objectives in fiscal 2010. The majority of these objectives were designed to support the above-stated objectives.

In October 2010, after receiving input from Radford, our Chief Executive Officer and our human resources group, the Compensation Committee met to consider the overall compensation of our Named Executive Officers for fiscal year 2010 based on the achievement of corporate and individual objectives. The Compensation Committee made its recommendations to our board of directors for base salary, annual incentive compensation, and equity-based awards for our Named Executive Officers considering each individual’s actual performance as assessed by our Chief Executive Officer against the individual’s performance objectives, as well as our critical achievements of our corporate objectives for fiscal 2010 (set forth below).

In addition, our board of directors reviewed our corporate performance for fiscal 2010 and determined that we successfully achieved all our 2010 corporate performance objectives. Our critical achievements in 2010 included:

•	continuation of our hepatology clinical programs and steady execution against operational and performance goals in anti-hepatitis virus product candidates;

•	assisting F. Hoffmann-LaRoche Ltd. and Hoffmann- La Roche Inc. (collectively, Roche, our collaboration partner for RG7128) in progressing RG7128 into two Phase 2b studies (PROPEL and JUMP-C);

•	completion of Phase 2a study of PSI-7977 and advanced PSI-7977 into a 12-week Phase 2b study;

•	completion of PSI-938 Phase 1 studies;

•	advancement of PSI-661 into IND-enabling preclinical studies;

•	significant advancement of our research programs;

•	completion of two underwritten public offerings of common stock, raising total net proceeds of $133.9 million; and

•	maintenance of effective internal control over financial reporting.

Compensation Components

The components of our compensation program are as follows:

Base Salary

Base salaries are reviewed annually as part of our Annual Performance Management Program and increased for merit reasons based on the executive’s success in meeting or exceeding individual performance objectives and an assessment of whether significant corporate goals were achieved. If we identify significant market changes in our data analysis, we also realign base salaries with market levels for the same positions in companies of similar size to us represented in the compensation data we review. Additionally, we may adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities.

In setting the base salary for our Chief Executive Officer (for both fiscal 2010 and fiscal 2011), the Compensation Committee and our board of directors considered our overall success in meeting our corporate objectives for the respective fiscal year, internal feedback from our Chief Executive Officer’s direct reports, and the compensation of the chief executive officers of the Peer Companies (as reflected in the Survey Data and the Radford Analysis). The Compensation Committee and our board of directors also considered our Chief Executive Officer’s number of years of experience and overall qualifications.

With respect to our Named Executive Officers other than our Chief Executive Officer, the Compensation Committee and our board of directors considered the following factors in setting each of their respective fiscal 2010 and fiscal 2011 base salaries:

•	the base salaries of similarly situated officers of the Peer Companies (as reflected in the Survey Data and the Radford Analysis);

•	each such Named Executive Officer’s number of years of experience and overall qualifications;

•	our success in meeting our corporate objectives for the most recently completed fiscal year; and

•	our Chief Executive Officer’s assessment of each such Named Executive Officer’s other than our Chief Executive Officer success in meeting his or her individual performance objectives.

The review of individual performance objectives has a substantial effect on the percentage increase (if any) awarded for base salary. The board’s decision to increase base salaries of each Named Executive Officer for fiscal 2011 was based, in part, on the Compensation Committee’s conclusion that each of our officers, including our Chief Executive Officer, met their fiscal year 2010 individual performance objectives. The relatively higher percentage increase in the base salaries of Mr. Price and Mr. Otto for 2011 reflects an adjustment to bring them to the 55th percentile, as represented by the Survey Data and the Radford Analysis.

In making its recommendations to our board with respect to the base salaries for fiscal 2010, the Compensation Committee determined in October 2009 that the Named Executive Officers, including our Chief Executive Officer, met their fiscal year 2009 individual performance objectives. The relatively higher percentage increase in the base salaries of Dr. Berrey and Mr. Leutzinger reflect (1) the Compensation Committee’s judgment that their 2009 individual performance met or exceeded expectations and (2) the input from Radford regarding salaries reported by our peer companies in 2009. In addition, Mr. Price’s fiscal 2009 base salary was increased to more closely approach the base salary of similarly-situated chief executive officers and our board of directors’ judgment of the overall performance of the Company and our Chief Executive Officer individually.

Name and Principal Position	Fiscal 2011 Base Salary	% Increase Over Fiscal 2010 Base Salary	Fiscal 2010 Base Salary	% Increase Over Fiscal 2009 Base Salary
P. Schaefer Price
Chief Executive Officer	$508,700	9.9%	$463,000	1.8%

Kurt Leutzinger
Chief Financial Officer	$320,000	3.2%	$310,000	10.7%

M. Michelle Berrey
Chief Medical Officer	$330,000	3.8%	$318,000	10.2%

Paul Lubetkin (1)
Former Executive Vice President, General Counsel and Secretary	$284,371	—	$284,371	2.3%

Michael J. Otto
Chief Scientific Officer	$286,000	7.9%	$265,000	4.7%
Michael Rogers
Chief Development Officer	$292,500	4.5%	$280,000	3.7%

(1)	On November 15, 2010, Mr. Lubetkin departed from the Company.

Annual Incentive Bonus Compensation

Our Annual Performance Management Program includes eligibility for annual incentive bonus compensation. Our board of directors has established annual incentive bonus compensation targets for different positions or ranks of employees within our organization, and has the discretion to adjust these targets. These targets are expressed as percentages of a particular Named Executive Officer’s base salary. In October 2009, the fiscal 2010 annual bonus compensation target percentages for each of our Named Executive Officers (excluding our Chief Executive Officer) were set at 35% and the fiscal 2010 annual bonus compensation target for our Chief Executive Officer was set at 50%. In conjunction with the Compensation Committee’s review of our overall compensation program and based on the Radford Analysis, the Compensation Committee recommended, and our board of directors approved, the fiscal 2011 annual bonus compensation target percentages for our Named Executive Officers (excluding our Chief Executive Officer) at 40% and the 2011 annual bonus compensation target for our Chief Executive Officer was set at 55%. The increased target bonus percentages will align Pharmasset more closely with our Peer Companies.

During October 2010, our board of directors awarded bonus compensation to all our Named Executive Officers for their performance during fiscal 2010, with the exception of Mr. Lubetkin. In addition, Mr. Price, Mr.

Leutzinger, and Mr. Rogers were awarded annual bonus compensation in excess of their target levels to reward them for exceeding certain corporate and individual objectives during fiscal 2010, notably the completion of two Common Stock offerings, and the completion of the Phase 2a study of PSI-7977 and the single and multiple ascending dose studies of PSI-938 ahead of their originally scheduled timelines.

In connection with approving the fiscal 2011 target percentages, our board of directors also approved our fiscal 2011 corporate objectives and individual objectives. Key corporate objectives for fiscal 2011 include:

•	support Roche in the clinical development of RG7128;

•	progress clinical development of PSI-7977 and PSI-938;

•	commence clinical development of PSI-661;

•	continue research efforts to identify new product candidates;

•	maintain an appropriate level of capitalization; and

•	evaluate potential strategic collaborations with third parties regarding commercial rights to product candidates or other intellectual property.

Key individual performance objectives for our Named Executive Officers for fiscal 2011 include:

Executive	Position		Key 2011 Individual Objectives

P. Schaefer Price	President and CEO	•	Our corporate objectives are also the individual objectives of our Chief Executive Officer
		•	Assure achievement of individual performance objectives of the other Named Executive Officers

Kurt Leutzinger	Chief Financial Officer	•	Maintain appropriate levels of capital
		•	Increase investor interest in Pharmasset
		•	Document and maintain effective internal control over financial reporting

M. Michelle Berrey	Chief Medical Officer	•	Progress, monitor, analyze, and report clinical data from PSI-7977, PSI-938, and PSI-661 programs
		•	Support Roche in the clinical development of RG7128

Michael J. Otto	Chief Scientific Officer	•	Support development projects by establishing HCV genotype sequencing and phenotyping capabilities and by completing chiral synthesis methods for PSI-7977 and PSI-661
		•	Study interactions of nucleosides and their mutants
		•	Progress HCV research by focusing new drug discovery efforts on novel HCV targets

Michael D. Rogers	Chief Development Officer	•	Manage progress of preclinical and clinical development of PSI-7977, PSI-938, and PSI-661 programs

In addition, the Named Executive Officers and the Company have other, more specific and less material, objectives in fiscal 2011. The majority of these objectives were designed to support the above-stated objectives.

The level of achievement of the individual and corporate objectives described above inform the Compensation Committee’s recommendation and our board of directors’ determination regarding the payment of annual incentive bonus compensation, but is not entirely determinative. Whether or not the listed objectives are achieved, in accordance with our Annual Performance Management Program, the Compensation Committee and our board of directors may choose to adjust the annual incentive bonus compensation to be more or less than the target levels noted above based on its evaluation of our corporate performance and each Named Executive Officer’s individual performance. The Compensation Committee and our board of directors seek input from our Chief Executive Officer in evaluating individual executive’s performance (other than the performance of the Chief Executive Officer himself)

for purposes of awarding annual incentive bonus compensation.

Other Incentive Compensation

In addition to our annual incentive bonus compensation described above, in particular circumstances, our board of directors may authorize cash sign-on incentive payments to new employees. Such payments are typically repayable in full to us if the employee voluntarily terminates employment with us within an agreed upon time period stated in the employee’s offer letter. Whether a sign-on incentive payment is paid, and the amount thereof, is determined on a case-by-case basis under the specific hiring circumstances.

Equity-Based Awards

We believe that long-term performance is achieved through a culture that encourages long-term participation by all of our employees through equity-based awards. Our 2007 Equity Incentive Plan, as amended (our Revised 2007 Plan) allows for the grant of stock options, restricted stock, and other equity-based awards to all of our employees (including our Named Executive Officers). Our board of directors authorizes initial grants of stock options, as well as annual grants of stock options to our Named Executive Officers. We have chosen to grant stock options to our Named Executive Officers because we believe stock options effectively align the interests of our Named Executive Officers with those of our stockholders, and may also serve as an effective retention tool. We have reviewed other types of equity-based awards, such as restricted stock awards, and have decided not to grant such types of awards to our Named Executive Officers at this time. However, we may choose to grant other types of equity-based awards to our Named Executive Officers in the future.

Initial stock option awards. Executives and other employees who join us are typically awarded initial stock option grants upon or shortly following their hire. These grants have an exercise price equal to the fair market value of our Common Stock on the grant date and, in general, have a four-year vesting schedule of 25% on the first anniversary of the date of grant and 6.25% quarterly thereafter for the following three years. The size of the initial stock option award is determined based on the employee’s position with us and analysis of the compensation survey data we utilize.

Annual stock option awards. For the reasons stated above, our practice is to make annual stock option awards a part of our overall Annual Performance Management Program. The annual aggregate value of these awards is set in an amount sufficient to place the Named Executive Officer group as a whole at or near our targeted percentage relative to the Survey Data (55% for fiscal 2011), subject to adjustments to reflect the individual’s background, experience, and job performance.

As part of the year-end compensation review process, our Chief Executive Officer recommends to the Compensation Committee the grant of certain stock option awards to our Named Executive Officers (other than to himself). The Compensation Committee then reviews such recommended grants and makes its own recommendation regarding such grants to our board, which reviews and, if appropriate, approves the grants to our Named Executive Officers. Similar to the annual bonus compensation described above, the amount of stock option grants recommended for the Named Executive Officers (other than our Chief Executive Officer) by our Chief Executive Officer are based upon a review of stock option compensation survey data and the Chief Executive Officer’s evaluation of our corporate performance and each Named Executive Officer’s individual performance during the most recently completed fiscal year. The stock option grants recommended by our Chief Executive Officer for our Named Executive Officers are reviewed by our Compensation Committee and submitted to the board for their approval. With regard to the annual grant of stock options to our Chief Executive Officer, our human resources group collects comparable company data and provides it to the Compensation Committee, who uses such data and certain other compensation survey data to recommend an annual stock option grant for our Chief Executive Officer (which must be approved by our board of directors).

As part of the fiscal 2010 Annual Performance Management Program, our board of directors reviewed and ratified stock option grants to our Named Executive Officers that were recommended by our Chief Executive Officer and Compensation Committee based on their review of the performance of each Named Executive Officer. See “Grant of Plan-Based Awards 2010” later in this section.

Termination Based Compensation

As a general matter, our board of directors believes that reasonable change in control protection is necessary for our Named Executive Officers in order for us to recruit and retain qualified executives. In setting the terms of any termination based compensation (whether as part of a broader employment agreement or a stand alone change of control severance agreement), the Compensation Committee recognizes that our Named Executive Officers will likely face challenges securing new employment following involuntary termination. Further, in cases of a change in control, the Compensation Committee believes such severance arrangements minimize operational disruption due to potential departures and help ensure smooth transition of the Named Executive Officer’s responsibilities and enable management to more objectively evaluate the merits of any proposed transaction. Therefore, upon involuntary termination of employment after a change in control, our Named Executive Officers are entitled to receive severance payments under either their employment agreement or change of control severance agreement.

In the judgment of our board of directors, the severance packages of our Named Executive Officers are generally in line with severance packages offered to similar executive officers of companies of similar size to us as represented in the publicly available compensation data. This conclusion is based on, among other things, the Radford Analysis. Please see the section below entitled “Potential Payments upon Termination or Change of Control” for further discussion of such severance packages.

Summary Compensation Table 2010

The following table shows the total compensation accrued for fiscal 2010, 2009, and 2008 for our Named Executive Officers.

Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Grant Date Fair Value of Option Awards (2)	All Other Compensation (5)	Total
P. Schaefer Price
President and Chief	2010	$463,000	$260,000	$663,650	$5,228	$1,391,878
Executive Officer	2009	$455,000	$170,000	$308,043	$5,228	$938,271
	2008	$365,000	$135,000	$748,771	$4,978	$1,167,015

Kurt Leutzinger
Chief Financial Officer	2010	$310,000	$116,250	$331,825	$6,043	$764,118
	2009	$280,125	$84,038	$102,681	$5,970	$472,814
	2008	$270,000	$70,000	$249,590	$5,638	$493,684

M. Michelle Berrey
Chief Medical Officer	2010	$318,000	$95,400	$331,825	$5,075	$750,300
	2009	$288,500	$108,188	$154,022	$5,065	$555,774
	2008	$276,000	$150,000	$201,283	$4,963	$324,832

Paul Lubetkin (3)
Former Executive Vice President,	2010	$284,371	$—	$243,334	$6,182	$533,887
General Counsel and Secretary	2009	$261,590	$50,967	$540,570	$5,838	$858,965

Michael J. Otto
Chief Scientific Officer	2010	$265,000	$92,750	$265,460	$6,457	$629,667
	2009	$253,000	$75,900	$154,022	$6,386	$489,307
	2008	$242,000	$90,000	$161,026	$12,728	$384,358

Michael Rogers (4)
Chief Development Officer	2010	$280,000	$119,000	$265,460	$5,952	$670,412
	2009	$270,000	$81,000	$—	$5,913	$356,913
	2008	$247,500	$36,000	$608,138	$4,763	$896,401

(1)	The amounts in this column, other than the amount paid to Ms. Berrey, Mr. Lubetkin and Mr. Rogers, represent annual incentive compensation awarded to each executive with respect to the executive’s performance during fiscal 2010, 2009, or 2008 as determined in the discretion of the Compensation Committee and our board of directors. During fiscal 2009, the amount paid to Mr. Lubetkin represents annual incentive compensation of $25,967 and a sign-on incentive payment of $25,000. During fiscal 2008, in addition to annual incentive compensation of $100,000, the amount paid to Ms. Berrey represents $50,000 for achieving certain patient enrollment levels in one of our clinical trials during fiscal 2008. The amount paid to Mr. Rogers during fiscal 2008 represents a sign-on incentive payment of $36,000.
(2)	The amounts in this column represent the entire grant date fair value for the aggregate number of options granted to each Named Executive Officer during 2010, 2009 or 2008, as the case may be. There can be no assurance that these amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 7 to our audited financial statements for fiscal 2010, included in our 2010 Form 10-K.
(3)

On November 15, 2010, Mr. Lubetkin departed from the Company. In connection with his departure, the Company entered into a Separation Agreement and General Release with Mr. Lubetkin (the Separation Agreement), pursuant to which the Company agreed to pay Mr. Lubetkin nine months severance pay in a single lump sum cash payment of $213,278, less applicable deductions and withholdings. In addition, the Company agreed to pay the premiums for continued health care coverage for Mr. Lubetkin and his eligible dependants for the first nine months of the COBRA period. The Company also agreed to extend, for an additional nine months, the period within which Mr. Lubetkin may exercise the stock options previously granted to him which were fully vested as of November 15, 2010. In consideration of the severance benefits provided by the Company under the Separation Agreement, Mr. Lubetkin provided the Company a general release of all claims he may have against the Company. Mr. Lubetkin began working for us on October 23, 2008. Mr. Lubetkin’s annual fiscal 2009 salary as of his hire date was $278,000.

(4)	Mr. Rogers began working for us on November 1, 2007. Mr. Rogers’ annual fiscal 2008 salary as of his hire date was $270,000.
(5)	The amounts in this column for fiscal 2010 represent the following:

Name and Principal Position	Company 401(k) Contribution (a)	Group Term Insurance Premium Cost	Long Term Disability Premium Cost	Total
P. Schaefer Price
Chief Executive Officer	$3,500	$450	$1,278	$5,228

Kurt Leutzinger
Chief Financial Officer	$3,500	$1,265	$1,278	$6,043

M. Michelle Berrey
Chief Medical Officer	$3,500	$297	$1,278	$5,075

Paul Lubetkin
Former Executive Vice President,	$3,214	$1,690	$1,278	$6,182
General Counsel and Secretary

Michael J. Otto
Chief Scientific Officer	$3,500	$1,679	$1,278	$6,457

Michael Rogers
Chief Development Officer	$3,500	$1,174	$1,278	$5,952

(a)	Our 401(k) plan has a maximum company annual matching contribution of $3,500.

Grant of Plan-Based Awards 2010

The following table sets forth information regarding each grant of an award made to each Named Executive Officer during fiscal 2010 under any plan, contract, authorization, or arrangement pursuant to which cash, securities, similar instruments, or other property may be received.

Name and Principal Position	Grant Date	Option Awards: Number of Securities Underlying Options (1)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Option Awards (2)
P. Schaefer Price	10/14/2009	50,000	$21.65	$663,650
Chief Executive Officer

Kurt Leutzinger	10/14/2009	25,000	$21.65	$331,825
Chief Financial Officer

M. Michelle Berrey	10/14/2009	25,000	$21.65	$331,825
Chief Medical Officer

Paul Lubetkin	10/14/2009	18,333	$21.65	$243,334
Former Executive Vice President,
General Counsel and Secretary

Michael J. Otto	10/14/2009	20,000	$21.65	$265,460
Chief Scientific Officer

Michael Rogers	10/14/2009	20,000	$21.65	$265,460
Chief Development Officer

(1)	The amounts shown in this column reflect stock options granted to our Named Executive Officers pursuant to our Revised 2007 Plan. These options have a vesting schedule of 25% on the first anniversary of the date of grant and an additional 6.25% at the end of each three-month period thereafter for the following three years.
(2)	The amounts reported in this column represent the entire grant date fair value for the aggregate number of options granted to each Named Executive Officer. There can be no assurance that these amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 7 to our audited financial statements for fiscal 2010, included in our 2010 Form 10-K.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table sets forth information concerning stock options held on September 30, 2010, the last day of our 2010 fiscal year, for each Named Executive Officer.

Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
P. Schaefer Price
Chief Executive Officer	285,957	—	$3.00	8/10/14	(1)
	34,375	—	$3.87	5/24/16	(2)
	75,000	5,000	$4.02	11/7/16	(1)
	66,666	—	$9.00	5/2/17	(3)
	63,938	29,062	$13.67	10/10/17	(1)
	13,125	16,875	$18.60	10/29/18	(1)
	—	50,000	$21.65	10/14/19	(1)

Kurt Leutzinger
Chief Financial Officer	62,500	—	$3.00	01/17/15	(1)
	34,250	—	$3.87	5/24/16	(4)
	23,906	1,594	$4.02	11/7/16	(1)
	21,313	9,687	$13.67	10/10/17	(1)
	4,375	5,625	$18.60	10/29/18	(1)
	—	25,000	$21.65	10/14/19	(1)

M. Michelle Berrey
Chief Medical Officer	49,108	10,417	$4.20	1/16/17	(1)
	17,188	7,812	$13.67	10/10/17	(1)
	6,563	8,437	$18.60	10/29/18	(1)
	—	25,000	$21.65	10/14/19	(1)

Paul Lubetkin
Former Executive Vice President,	21,875	28,125	$19.81	10/23/18	(1)
General Counsel and Secretary	—	18,333	$21.65	10/14/19	(1)

Michael J. Otto
Chief Scientific Officer	11,561	1,250	$4.02	11/7/16	(1)
	13,750	6,250	$13.67	10/10/17	(1)
	6,563	8,437	$18.60	10/29/18	(1)
	—	20,000	$21.65	10/14/19	(1)

Michael Rogers
Chief Development Officer	32,813	23,437	$13.88	11/1/17	(1)
	—	20,000	$21.65	10/14/19	(1)

(1)	These options vest as to 25% on the first anniversary of the date of grant and as to an additional 6.25% at the end of each three-month period thereafter for the following three years.
(2)	These options vested as to 25% of the shares on August 10, 2006 and as to an additional 6.25% at the end of each three-month period thereafter for the following three years.
(3)	All of these options vested immediately and were exercisable on the date of grant.
(4)	These options vested as to 25% on January 17, 2007 and as to an additional 6.25% at the end of each three-month period thereafter for the following three years.

Option Exercises 2010

The following table sets forth information concerning stock options exercised during fiscal 2010 for each of the Named Executive Officers.

Option Awards
Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized On Exercise (1)
P. Schaefer Price
Chief Executive Officer	—	$—

Kurt Leutzinger
Chief Financial Officer	—	$—

M. Michelle Berrey
Chief Medical Officer	—	$—

Paul Lubetkin
Former Executive Vice President, General Counsel and Secretary	—	$—

Michael J. Otto
Chief Scientific Officer	7,189	$157,295

Michael Rogers
Chief Development Officer	—	$—

(1)	Calculated by multiplying the number of shares times the difference between the closing price of our Common Stock on the date of exercise and the exercise price.

Potential Payments upon Termination or Change in Control

The following is a review of the payments and benefits that would be due to each of our Named Executive Officers upon the termination of his or her employment with us. The amounts in the tables below assume that each termination was effective as of September 30, 2010 and are merely illustrative of the impact of a hypothetical termination of employment (and, if applicable, a hypothetical change in control). The amounts to be payable upon an actual termination of employment can only be determined at the time of such termination based on the facts and circumstances then prevailing.

Chief Executive Officer

Under the terms of an Employment Agreement between us and Mr. Price dated June 15, 2004 (Price Agreement), if we terminate Mr. Price’s employment due to his inability to perform the essential functions of his position by reason of physical or mental disability for a period of 90 consecutive calendar days, Mr. Price will receive the severance benefits described later in this Section.

In addition, under the terms of the Price Agreement, if we terminate Mr. Price without cause or he resigns with good reason (as defined below) within 18 months following a change of control (as defined below), then we or our successor-in-interest must (i) accelerate the vesting of all Mr. Price’s stock options, (ii) pay Mr. Price a lump-sum severance payment equal to one and a half times his then current annual base salary, plus the amount of benefits that would otherwise be payable to Mr. Price prior to Mr. Price’s termination and (iii) provide Mr. Price with salary, bonus and benefits continuation for one year following such termination (at the levels of each in effect immediately prior to termination). If we terminate Mr. Price’s employment without cause prior to a change of control or more than 18 months following a change of control, then we or our successor-in-interest must (i) accelerate the vesting of Mr. Price’s stock options which would have vested during the 12 months following the date of termination and (ii) provide Mr. Price with salary, bonus and benefits continuation for one year following such termination (at the levels of each in effect immediately prior to termination).

For purposes of the Price Agreement:

•

“cause” means (i) acts amounting to gross negligence or moral turpitude which are detrimental to us, (ii) fraud or embezzlement of funds or property, (iii) conviction of or pleading guilty to a felony not involving traffic or administrative sanctions, (iv) failure to observe or perform any material covenant, condition, or provision of the Price Agreement or our written policies and, when such failure is capable of remedy, such failure is not remedied within five business days after notice of such failure by us, or (v) performance of substantial and continued business services for any other person or entity without the prior written consent of the Chairman of our board of directors;

•

“change of control” means (i) a transaction, including a merger or other reorganization of us or acquisition of our shares, if following such transaction, the holders of our voting stock own less than 50% of the voting stock of the purchaser or surviving entity or (ii) a sale of substantially all of our assets; and

•

“good reason” means a reduction in Mr. Price’s overall level of responsibility, requiring him to report to anyone other than our board of directors, or the elimination of any of his current principal duties.

Under the terms of the Price Agreement, Mr. Price is prohibited, during the term of his employment with us and for a period of 18 months thereafter, from directly or indirectly (i) soliciting our employees or (ii) engaging in a business that is competitive with us in North America, Latin America, or South America, in each case without our consent. If Mr. Price violates these provisions, he shall not be entitled to any of the severance benefits described above (to the extent they have not already been paid, if such violation occurs following termination).

The following table sets forth potential termination and change-in-control payments pursuant to the Price Agreement assuming Mr. Price was terminated effective September 30, 2010. Actual amounts to be paid out in the event of Mr. Price’s actual termination can only be determined at the time of Mr. Price’s actual termination.

Name and Principal Position	Termination Without Cause Prior To A Change-In- Control or 18 Months After A Change- In-Control	Termination Without Cause or Resignation With Good Reason Within 18 Months Following A Change-In- Control
P. Schaefer Price
Chief Executive Officer
Severance Package (1)	$—	$694,500
Salary, Bonus and Benefits Continuation (2)	719,003	719,003
Market Value of Stock Vesting (3)	—	1,158,834
Market Value of Stock Vesting (4)	746,035	—

	$1,465,038	$2,572,337

(1)	Represents a lump-sum payment equal to one and a half times Mr. Price’s current annual base salary.
(2)	Represents salary, bonus, and benefits (primarily health, dental, and vision insurance payments and a matching contribution under our tax-qualified 401(k) plan) continuation for one year following termination.
(3)	Represents the acceleration of vesting of all of Mr. Price’s otherwise unvested stock options as of September 30, 2010. The value shown is equal to the shares multiplied by the difference between the then current stock price and the exercise price of the options. The value of our Common Stock on September 30, 2010 was $29.45.
(4)	Represents the acceleration of vesting of Mr. Price’s unvested stock options which would have vested in the 12 month period following September 30, 2010. The value shown is equal to the shares multiplied by the difference between the then current stock price and the exercise price of the options.

Named Executive Officers other than our Chief Executive Officer

We have entered into change of control severance agreements with each of our Named Executive Officers other than our Chief Executive Officer (Change of Control Agreements). Each Change of Control Agreement has substantively similar terms and provides each of our Named Executive Officers (other than our Chief Executive Officer) with certain severance benefits and accelerated stock option vesting upon involuntary termination of employment within 18 months after a change of control. For the purpose of the Change of Control Agreements, “change of control” means (i) the consummation of a merger or consolidation with any other corporation or other entity that results in a greater than 50% change of the total voting power represented by the voting securities of the Company or surviving entity; (ii) the approval by our stockholders of a plan of complete liquidation of the Company or an agreement for the sale or disposition by us of all or substantially all of our assets; or (iii) any person or persons becoming the beneficial owner, directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then outstanding voting securities.

Under the terms of their Change of Control Agreements, our Named Executive Officers (other than our Chief Executive Officer) are all entitled to the following benefits: (i) a lump-sum payment equal to 12 months of his or her then current base salary within 30 days of his or her involuntary termination; (ii) an acceleration of the vesting of all outstanding stock options immediately prior to the Change of Control; (iii) a two-year period following his or her termination during which he or she may exercise all vested stock options and (iv) a continuation of the same level of health coverage and benefits until the earliest of (x) the date he or she is no longer eligible to receive COBRA benefits, (y) 12 months from the date of termination and (z) the date he or she receives similar benefits from a new employer.

The following table quantifies the potential payments and benefits under the Change of Control Agreements to which each of our Named Executive Officers during fiscal 2010 other than our Chief Executive Officer would be entitled if the officer was involuntary terminated following a change in control. The amounts shown assume that the termination was effective as of September 30, 2010. The actual amounts paid out can only be determined at the time of such named executive officer’s actual involuntary termination.

Name and Principal Position	Salary and Benefits (1)	Market Value of Stock Vesting (2)	Total
Kurt Leutzinger
Chief Financial Officer	$321,941	$449,413	$771,354

M. Michelle Berrey
Chief Medical Officer	$327,942	$672,822	$1,000,764

Paul Lubetkin (3)
Former Executive Vice President,
General Counsel, and Secretary	$296,312	$414,122	$710,434

Michael J. Otto
Chief Scientific Officer	$276,941	$377,949	$654,890

Michael Rogers
Chief Development Officer	$280,000	$520,906	$800,906

(1)	Represents salary and benefits (health, dental, and vision insurance costs) continuation for one year following involuntary termination.
(2)	Represents the acceleration of vesting of all of such Named Executive Officer’s otherwise unvested stock options as of September 30, 2010. The value shown is equal to the shares multiplied by the difference between the then current stock price and the exercise price of the options. The value of our Common Stock on September 30, 2010 was $29.45.
(3)	Mr. Lubetkin’s employment was terminated effective November 15, 2010. Pursuant to a Separation Agreement entered into with Mr. Lubetkin, we agreed to (i) pay Mr. Lubetkin nine months severance pay in a lump sum cash payment of $214,278, less applicable deductions and withholdings, (ii) pay the premium for continued health care coverage for Mr. Lubetkin and his eligible dependents for the first nine months of the COBRA period and (iii) extend, for an additional nine months, the period within which Mr. Lubetkin may exercise the stock options previously granted to him which were fully vested as of November 15, 2010.

Compensation of Directors

Our board of directors determines the compensation of our non-employee directors in conjunction with recommendations made by the Compensation Committee. The Compensation Committee evaluates the appropriate level and form of compensation for non-employee directors at least annually and recommends changes to our board of directors when appropriate. The Compensation Committee did not recommend any changes in compensation for our non-employee directors for fiscal 2010. Our board of directors is compensated through fees, grants of stock options and grants of restricted stock.

Fees Earned or Paid in Cash

Each non-employee director receives an annual cash retainer fee of $50,000, payable quarterly in advance of services. In addition, the Chairman of our board of directors receives an additional annual fee of $30,000, payable quarterly in advance of services. Also, each non-employee director who serves as a chair of the Audit or Compensation Committee receives an additional annual fee of $10,000, payable quarterly in advance of services, and each non-employee director who serves as a chair of the Nominating and Corporate Governance Committee receives an additional annual fee of $7,500, payable quarterly in advance of services.

Grant of Stock Options

Upon initial election or appointment to our board of directors, each non-employee director will be granted an option to purchase 40,000 shares of our Common Stock with an exercise price equal to the fair market value of our Common Stock on the date of grant. Each such option will vest immediately with respect to 10,000 shares, will vest with respect to another 10,000 shares on the first anniversary of the date of grant, subject to continued service as a director, and will vest with respect to the remaining 20,000 shares in equal quarterly installments until the third anniversary of the date of grant, subject to continued service as a director. Prior to July 16, 2008, each non-employee director was annually granted an option to purchase 10,000 shares of our Common Stock with an exercise price equal to the fair market value of our Common Stock on the date of grant. On July 16, 2008, our board of directors approved an increase in the annual amount of stock options granted to each non-employee director from 10,000 to 20,000. Each such option will vest immediately with respect to 5,000 shares, will vest with respect to another 5,000 shares on the first anniversary of the date of grant, subject to continued service as a director, and will vest with respect to the remaining 10,000 shares in equal quarterly installments thereafter until the third anniversary of the date of grant, subject to continued service as a director.

Issuance of Restricted Stock

On March 18, 2010, each non-employee director received an annual grant of 2,000 shares of restricted Common Stock. The grant date fair value of each share of restricted Common Stock was $29.01. The grant date fair value was measured as the value of our Common Stock as of the close of the market on the date of grant. The shares of restricted Common Stock granted to each non-employee director on March 18, 2010 have a vesting schedule of 50% on the first anniversary of the date of grant, 25% on the second anniversary of the date of grant, and the remaining 25% on the third anniversary of the date of grant, provided that the director continues to serve on our board of directors on the vesting date unless the failure to be so engaged is due solely to the fact that the director is nominated but not re-elected to serve as a director.

The following table sets forth information concerning the compensation of our non-employee directors who are not also Named Executive Officers (as defined below) for fiscal 2010.

	Fees Earned or Paid In Cash (1)
	Annual Retainer For Non- Employee Director	Annual Retainer For Board or Committee Chairs	Subtotal - Fees Earned or Paid In Cash	Grant Date Fair Value of Option Awards (2)	Restricted Stock (3)	Total
G. Steven Burrill (4)	$50,000	$40,000	$90,000	$252,402	$58,020	$400,422
William J. Carney	$50,000	$7,500	$57,500	$252,402	$58,020	$367,922
Herbert J. Conrad	$50,000	$—	$50,000	$252,402	$58,020	$360,422
Elliot F. Hahn	$50,000	$—	$50,000	$252,402	$58,020	$360,422
Michael K. Inouye	$50,000	$—	$50,000	$252,402	$58,020	$360,422
Fredric D. Price (5)	$23,118	$—	$23,118	$252,402	$—	$275,520
Robert F. Williamson III	$50,000	$10,000	$60,000	$252,402	$58,020	$370,422

(1)	The amounts in these columns reflect the actual fees earned during fiscal 2010.
(2)	The amounts in this column represent the entire grant date fair value of stock options granted to each director during fiscal 2010. There can be no assurance that these amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 7 to our audited financial statements for fiscal 2010, included in our Annual Report on Form 10-K for the year ended September 30, 2010 (2010 Form 10-K) filed with the SEC on November 23, 2010.
(3)	The amounts in this column represent the entire grant date fair value of shares of restricted stock issued to each director during fiscal 2010. The fair value of each share of restricted stock is determined using the closing price of our Common Stock on the date of grant.
(4)	In connection with Mr. Burrill’s resignation from our Board on January 18, 2011, our Board fully vested all outstanding options and 1,000 shares of restricted stock held by Mr. Burrill.
(5)	Mr. Fredric D. Price resigned as a member of the board of directors on March 17, 2010. In connection with Mr. Price’s resignation, the Company and Mr. Price entered into a consulting agreement. As part of the agreement, Mr. Price provided consulting services to the Company through March 31, 2010 and in return for providing such services, the Company allowed Mr. Price to (1) retain the restricted stock granted to Mr. Price on March 23, 2009, and (2) extend until December 31, 2010 Mr. Price’s right to exercise stock options held by him which are fully vested and exercisable as of March 17, 2010.

In addition, we reimburse all non-employee directors for reasonable and necessary expenses they incur in performing their duties as directors of our company.

The following table sets forth additional information concerning the stock options granted to our non-employee directors who are not also Named Executive Officers (as defined below) during fiscal 2010.

	Grant Date	Option Awards: Number of Securities Underlying Options (1)	Grant Date Fair Value of of Option Awards (2)	Number of Options Outstanding (3)	Number of Securities Underlying Unexercised Options (#) Exercisable (4)
G. Steven Burrill	10/14/2009	20,000	$252,402	60,000	35,625
William J. Carney	10/14/2009	20,000	$252,402	63,333	38,958
Herbert J. Conrad	10/14/2009	20,000	$252,402	90,000	61,250
Elliot F. Hahn	10/14/2009	20,000	$252,402	60,001	35,626
Michael K. Inouye	10/14/2009	20,000	$252,402	93,333	68,958
Fredric D. Price (5)	10/14/2009	20,000	$252,402	—	—
Robert F. Williamson III	10/14/2009	20,000	$252,402	101,333	76,958

(1)	The amounts shown in this column reflect stock options granted to our non-employee directors pursuant to our 2007 Equity Incentive Plan, as amended (Revised 2007 Plan). These options have a vesting schedule, which is subject to continued service as a director, of 25% on the date of grant, 25% on the first anniversary of the date of grant, and the remaining shares vest in equal quarterly installments thereafter until the third anniversary of the date of grant.
(2)	The amounts reported in this column represent the entire grant date fair value for each option award. There can be no assurance that these amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 7 to our audited financial statements for fiscal 2010, included in our 2010 Form 10-K.
(3)	The amounts reported in this column represent the total number of options outstanding, whether issued during fiscal 2010 or earlier, as of September 30, 2010.
(4)	The amounts reported in this column represent the total number of options vested from all grants issued during fiscal 2010 or earlier, as of September 30, 2010.
(5)	Mr. Fredric D. Price resigned as a member of the board of directors on March 17, 2010.

In connection with Mr. Burrill’s resignation from our board on January 18, 2011, our board fully vested all outstanding options and 1,000 shares of restricted stock held by Mr. Burrill.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was an officer or employee of ours. In addition, none of our executive officers served as a member of the board of directors or compensation committee of another entity, one of whose executive officers served as a member of our board of directors or our Compensation Committee.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

Securities Authorized for Issuance under our Equity Incentive Plans

The following table sets forth, as of September 30, 2010, information concerning the 1998 Stock Plan, as amended, and the 2007 Equity Incentive Plan, as amended, under which securities are authorized for issuance. The table does not reflect grants, awards, exercises, terminations, or expirations since that date.

	(A)	(B)	(C)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities Reflected in Column (A))
Plans Approved by Stockholders	2,796,289	$12.66	711,363
Plans Not Approved by Stockholders	—	$—	—

Total	2,796,289	$12.66	711,363

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information about the beneficial ownership of our common stock as of November 30, 2010 by:

•	each person, or group of persons, who beneficially owns more than 5% of our capital stock;

•	each of our directors and director nominees;

•	each of our Named Executive Officers; and

•	all directors and executive officers as a group.

Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of November 30, 2010 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 34,093,814 shares of Common Stock outstanding on November 30, 2010.

Unless otherwise indicated, the address for each person or entity named below is c/o Pharmasset Inc., 303-A College Road East, Princeton, New Jersey 08540.

	Shares Beneficially Owned
Name and Address	Number	Percentage
Five Percent Stockholders:
Fidelity Management and Research (1)	4,376,409	12.8%
82 Devonshire Street
Boston, MA 02109
T. Rowe Price Associates, Inc (2)	2,574,489	7.6%
100 East Pratt Street
Baltimore, MD 21202
Burrill & Company (3)	1,960,183	5.7%
One Embarcadero Center, Suite 2700
San Francisco, CA 94111
BlackRock Advisors LLC (4)	1,950,633	5.7%
40 East 52nd Street
New York, NY 10022
Wellington Management Co. LLP (5)	1,754,428	5.1%
75 State Street
Boston, Massachusetts 02109

	Shares Beneficially Owned
Name	Number	Percentage
Directors and Executive Officers:
William J. Carney (6)	125,248	*
Herbert J. Conrad (7)	84,750	*
Elliot F. Hahn (8)	125,250	*
Michael K. Inouye (9)	93,083	*
Robert F. Williamson III (10)	105,249	*
P. Schaefer Price, M.B.A. (11)	958,343	2.8%
Kurt Leutzinger, C.P.A., M.B.A. (12)	368,124	1.1%
Michael D. Rogers (13)	43,750	*
Patrick T. Higgins (14)	87,719	*
M. Michelle Berrey, M.D., MPH (15)	100,774	*
Michael J. Otto, Ph.D. (16)	52,627	*
Paul Lubetkin (17)	30,083	*

All directors and executive officers as a group (10 persons) (6)(7) (8)(9)(10)(11)(12)(13)(14)(15)(16)	2,144,917	6.3%

*	Less than 1% of the outstanding Common Stock.
(1)	Represents 4,376,409 shares of Common Stock owned directly by Fidelity Management and Research Company (Fidelity), a wholly-owned subsidiary of FMR LLC, or indirectly through affiliates of Fidelity or through entities controlled by Fidelity.
(2)	Represents 2,574,489 shares of Common Stock owned directly by T. Rowe Price Associates, Inc. (T. Rowe Price) or indirectly through affiliates of T. Rowe Price or through entities controlled by T. Rowe Price.
(3)	Represents 1,907,933 shares of Common Stock, 48,125 shares of Common Stock that are subject to immediately exercisable stock options, 3,125 shares that may be acquired upon the exercise of options within 60 days of November 30, 2010, and 1,000 shares of restricted stock that cannot be sold until they fully vest on March 18, 2013. The Common Stock is collectively owned by Burrill Life Sciences Capital Fund, L.P., and Burrill Indiana Life Sciences Capital Fund, L.P. G. Steven Burrill is CEO of Burrill & Company and shares investment and voting power over these shares. The 48,125 shares of Common Stock that are subject to immediately exercisable stock options, the 3,125 shares that may be acquired upon the exercise of options within 60 days of November 30, 2010, and the 1,000 shares of restricted stock that cannot be sold until they fully vest on March 18, 2013 are owned solely by G. Steven Burrill. G. Steven Burrill resigned as a member of our board of directors on January 18, 2011. In connection with Mr. Burrill’s resignation from our board on January 18, 2011, our board fully vested all outstanding options and 1,000 shares of restricted stock held by Mr. Burrill.
(4)	Represents 1,950,633 shares of Common Stock owned directly by BlackRock Advisors LLC or indirectly through affiliates of BlackRock or through entities controlled by BlackRock.
(5)	Represents 1,754,428 shares of Common Stock owned directly by Wellington Management Co. LLP or indirectly through affiliates of Wellington Management Co. LLP or through entities controlled by Wellington Management Co. LLP.
(6)

Includes 51,458 shares that are subject to immediately exercisable stock options, an additional 3,125 shares that may be acquired upon the exercise of stock options within 60 days of November 30, 2010, and 2,000 shares of restricted stock that cannot be sold until they fully vest on March 18, 2013.
(7)	Includes 73,125 shares that are subject to immediately exercisable stock options, an additional 5,625 shares that may be acquired upon the exercise of stock options within 60 days of November 30, 2010, and 2,000 shares of restricted stock that cannot be sold until they fully vest on March 18, 2013.
(8)	Includes 48,126 shares that are subject to immediately exercisable stock options, an additional 3,125 shares that may be acquired upon the exercise of stock options within 60 days of November 30, 2010, and 2,000 shares of restricted stock that cannot be sold until they fully vest on March 18, 2013.
(9)	Includes 81,458 shares that are subject to immediately exercisable stock options, an additional 3,125 shares that may be acquired upon the exercise of stock options within 60 days of November 30, 2010, and 2,000 shares of restricted stock that cannot be sold until they fully vest on March 18, 2013.
(10)	Includes 89,458 shares that are subject to immediately exercisable stock options, an additional 3,125 shares that may be acquired upon the exercise of stock options within 60 days of November 30, 2010, and 2,000 shares of restricted stock that cannot be sold until they fully vest on March 18, 2013.
(11)	Includes 564,249 shares that are subject to immediately exercisable stock options and an additional 10,813 shares that may be acquired upon the exercise of stock options within 60 days of November 30, 2010.
(12)	Includes 156,750 shares that are subject to immediately exercisable stock options and an additional 4,125 shares that may be acquired upon the exercise of stock options within 60 days of November 30, 2010.
(13)	Includes 42,500 shares that are subject to immediately exercisable stock options and an additional 1,250 shares that may be acquired upon the exercise of options within 60 days of November 30, 2010.
(14)	Includes 85,750 shares that are subject to immediately exercisable stock options and an additional 1,969 shares that may be acquired upon the exercise of options within 60 days of November 30, 2010.
(15)	Includes 86,816 shares that are subject to immediately exercisable stock options and an additional 9,271 shares that may be acquired upon the exercise of options within 60 days of November 30, 2010.
(16)	Includes 32,500 shares that are subject to immediately exercisable stock options and an additional 3,438 shares that may be acquired upon the exercise of options within 60 days of November 30, 2010.
(17)	Includes 500 shares of Common Stock and 29,583 shares that are subject to immediately exercisable stock options as of November 30, 2010.

Certain Relationships and Related Transactions, and Director Independence.

The rules and regulations promulgated by the SEC require us to disclose any transaction since October 1, 2009, or any currently proposed transaction, involving more than $120,000 in which we are a participant and in which any related person has or will have a direct or indirect material interest. A related person is any executive officer, director, nominee for director, or holder of 5% or more of our common stock, or an immediate family member of any of those persons.

On May 19, 2010, we completed an underwritten public offering of 3,680,000 shares of our Common Stock (which included the underwriters’ exercise in full of their over-allotment option) for a price to the public of $29.00 per share. The underwriters purchased the shares from us at a price of $27.55 per share, pursuant to the underwriting agreement. The net proceeds from the sale of the shares, after deducting the underwriters’ discount and offering expenses, were $101.2 million. Affiliates of Fidelity Management and Research (Fidelity), T. Rowe Price Associates, Inc. (T. Rowe) and Wellington Management Co. LLP (Wellington), each the holder of more than 5% of our common stock, participated in the underwritten public offering. In the underwritten public offering, Fidelity purchased 400,000 shares for an aggregate purchase price of $11,600,000, T. Rowe purchased 90,100 shares for an aggregate purchase price of $2,612,900, and Wellington purchased 91,400 shares for an aggregate purchase price of $2,650,600. The terms of this underwritten public offering offered to all participants (including Fidelity, T. Rowe, and Wellington) were reviewed and approved by a committee of our board of directors consisting only of directors independent and unaffiliated with Fidelity, T. Rowe, and Wellington.

On February 2, 2010, we completed an underwritten public offering of 1,830,400 shares of our Common Stock (which included the underwriter’s exercise in full of its over-allotment option) for a price to the public of $18.75 per share. The underwriter purchased the shares from us at a price of $18.00 per share, pursuant to the underwriting agreement. The net proceeds from the sale of the shares, after deducting the underwriter’s discount and offering expenses, were $32.7 million. Affiliates of Fidelity and Wellington, each the holder of more than 5% of our common stock, participated in the underwritten public offering. In the underwritten public offering, Fidelity purchased 300,000 shares for an aggregate purchase price of $5,625,000 and Wellington purchased 125,000 shares for an aggregate purchase price of $2,343,750. The terms of this underwritten public offering offered to all participants (including Fidelity and Wellington) were reviewed and approved by a committee of our board of directors consisting only of directors independent and unaffiliated with Fidelity and Wellington.

Policies and Procedures Regarding Review, Approval, or Ratification of Related Person Transactions

In accordance with its charter, the Audit Committee is responsible for reviewing and approving the terms and conditions of all related person transactions. In carrying out its responsibilities, the Audit Committee reviews and considers information regarding the related person transaction as it deems appropriate under the circumstances, which may include information such as the related person’s interest in the transaction, the approximate dollar value involved in the transaction, whether the transaction was undertaken in the ordinary course of business, whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party and the purpose of, and the potential benefits to us of, the transaction. The Audit Committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is not inconsistent with our best interests.

Board Determination of Independence

The SEC and NASDAQ have promulgated rules and regulations pursuant to which a director may qualify as an “independent director” (Independence Rules). In addition, our board of directors will not consider a director to qualify as an “independent director” unless that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director (Independence Standards). Our board of directors has determined that all of our directors, except for P. Schaefer Price, our President and Chief Executive Officer, qualify as “independent directors” pursuant to both the Independence Rules and the Independence Standards.

Our board of directors has a standing Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which is comprised entirely of independent directors pursuant to both the Independence Rules and Independence Standards.

Principal Accountant Fees and Services.

The following table summarizes the fees that Grant Thornton, our independent registered public accounting firm, billed to us for each of the last two fiscal years. For our fiscal years ended September 30, 2010 and 2009, audit fees include amounts billed in fiscal 2011 that relate to our fiscal 2010 audit and in fiscal 2010 that relate to our fiscal 2009 audit, respectively.

Fee Category	Fiscal 2010	Fiscal 2009
Audit Fees (1)	$466,625	$408,908
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$466,625	$408,908

(1)	Audit fees consist of fees for the audits of our financial statements and internal control over financial reporting, the review of our interim financial statements included in our Quarterly Reports on Form 10-Q filed with the SEC, and other professional services provided in connection with regulatory filings. Audit fees for 2010 and 2009 include fees of $103,256 and $33,000, respectively, for professional services rendered in connection with our public offerings of Common Stock during our fiscal years ended September 30, 2010 and 2009, respectively.

The Audit Committee has considered whether provision of the services described above is compatible with maintaining the independent registered public accounting firm’s independence and has determined that such services have not affected Grant Thornton’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services and related fees that are to be performed by our independent registered public accounting firm. These policies generally provide that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee. The Audit Committee may delegate to one or more members of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the member(s) of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.